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                                     FORM OF

                        ADMINISTRATIVE SERVICES AGREEMENT

        ADMINISTRATIVE SERVICES AGREEMENT, dated as of February , 1997, by and between UBS Private Investor Funds, Inc., a Maryland corporation (the "Company"), and Investors Bank & Trust Company, a Massachusetts trust company ("IBT").

                                   WITNESSETH:

        WHEREAS, the Company is engaged in business as an open-end investment company;

        WHEREAS, the Company wishes to engage IBT to provide certain administrative and management services with respect to all currently existing and future series (each a "Fund") of the Company, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        1. Administrative Duties. Subject to the direction and control of the Board of Directors of the Company (the "Board") and subject to the responsibilities matrix attached as Exhibit A hereto, IBT shall perform such administrative and management services as may from time to time be reasonably requested by the Company, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Company and performing the administrative and management functions herein set forth; (b) arranging, if desired by the Company, for directors, officers or employees of IBT to serve as Directors, officers or agents of the Company if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Company, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Company's transfer agent, custodian, fund accounting agent, shareholder servicing agents and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Company with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A, Forms N-SAR, prospectuses and statements of additional information, or similar forms, securities registrations on Form 24f-2, and semi-annual and annual reports to the Company's shareholders and reviewing (including coordinating the preparing of, but not preparing) tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Directors, committees of Directors and preparation of notices, proxy statements and minutes of meetings of one or more Funds' shareholders; (f) arranging for and supervising the maintenance of books and records of the Company in accordance with all applicable rules and regulations including those promulgated under the Investment Company Act of 1940, as amended; (g) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this Agreement pertains to which any appropriate transfer agent and any appropriate shareholder servicing agent are unable to respond; (h) providing monthly reports and assistance regarding the Funds' compliance with securities and tax laws, including state "blue sky" laws and regulations; (i) arranging for the calculation and dissemination of yield and other performance information to newspapers and tracking services; (j) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; (k) developing a budget for the Company, establishing the rate of expense accruals and arranging for the payment of all fixed and management expenses; (l) assisting in the determination of all required dividends and distributions to shareholders (for purposes of Subchapter M under the Internal Revenue Code of 1986, as amended, and any applicable

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excise taxes); (m) preparing certain tax reports to shareholders; (n) liasing with the Company's independent public accountants and providing, upon request, account analyses, fiscal year summaries and other audit-related schedules, and taking all reasonable action to assure that the necessary information is made available to such accountants for the issuance of their opinion, as the same may be required by the Company from time to time; and (o) monitoring Fund shares outstanding against Fund shares authorized, provided that IBT shall not be responsible for any liability arising to any party as a result of the sale of Fund shares in excess of authorized Fund shares. Notwithstanding the foregoing, IBT shall not be deemed to have assumed any duties under this Agreement with respect to, and shall not be responsible for, the management of the Company's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of common stock (`Shares") of the Funds, nor shall IBT be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Company.

2. Allocation of Charges and Expenses. IBT shall pay the entire salaries and wages of all of the Company's Directors, officers and agents who devote part or all of their time to the affairs of IBT or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Company for purposes of this Section 2. Except as provided in the foregoing sentence, the Company shall pay all of its own expenses including, without limitation, compensation of Directors not affiliated with IBT; all out-of-pocket expenses and disbursements for the benefit of a Fund, including, but not limited to, legal fees incurred by IBT pursuant to Section 4 herein except in the event litigation is commenced between IBT and the Company, photocopying and courier (including express mail) charges, governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Company; fees under this Agreement; fees and expenses of the Company's independent auditors, of legal counsel and of any custodian, any transfer agent, distributor or registrar or dividend disbursing agent of the Company; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements to the Funds' shareholders and governmental officers and commissions and the costs of producing and distributing copies of such documents to others; expenses of reproducing and distributing materials for the Board and other attendees of Board meetings; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; expenses of meetings of shareholders of the Funds and expenses relating to the registration of the Company and the registration and issuance of Shares of the Funds.

        3. Compensation of IBT. For the services to be rendered and the facilities to be provided by IBT hereunder, the Company shall pay to IBT an administrative services fee computed daily and paid monthly equal to, on an annual basis, (i) with respect to each master fund, 0.07% of the first $100 million of each such fund's average daily net assets and 0.05% of the next $100 million of each such fund's average daily net assets; (ii) with respect to each feeder fund, 0.065% of the first $100 million of each such fund's average daily net assets and 0.025% of the next $100 million of each such fund's average daily net assets, provided that no fee shall apply to any such fund's assets in excess of $200 million; and (iii) with respect to each stand alone fund, 0.10% of the first $100 million of such Fund's average daily net assets, 0.075% of the next $100 million of such Fund's average daily net assets, and 0.05% of such Fund's average daily net assets in excess of $200 million.

        If IBT serves under this Agreement for less than the whole of any month, the compensation to IBT hereunder shall be prorated. For purposes of computing the fees payable to IBT hereunder, the net asset value of each Fund shall be computed in the manner specified in the Fund's then-current prospectus and statement of additional information.

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        4. Limitation of Liability of IBT. IBT shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Company or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "IBT" shall include IBT and/or any of its affiliates and/or subcontractors as provided for in Section 7 and the Directors, officers and employees of IBT and/or of its affiliates and/or subcontractors as provided for in Section 7.

        5. Activities of the IBT. The services of the IBT to the Company are not to be deemed to be exclusive, IBT being free to render administrative and/or other services to other parties. It is understood that Directors, officers, and shareholders of a fund are or may become interested in the IBT and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the IBT and/or any of its affiliates are or may become similarly interested in the Company and that the IBT and/or any of its affiliates may be or become interested in the Company as a shareholder or otherwise.

        6. Duration, Termination and Amendments of this Agreement. The term of this Agreement shall be three years from the date hereof (the "Initial Term"). After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

               (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

               (b) Either party may terminate this Agreement during any Renewal Term upon sixty days written notice to the other party. Any termination pursuant to this paragraph 6(b) shall be effective upon expiration of such sixty days, provided, however, that the effective date of such termination may be postponed to a date not more than ninety days after delivery of the written notice at the request of the Company, in order to give the Company an opportunity to make suitable arrangements for a successor administrator.

        This Agreement may not be altered or amended, except by an instrument in writing, and executed by both parties.

        7. Assignment; Subcontracting by IBT. Except as provided in this Section 7, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. IBT may, without further consent on the part of the Company, subcontract for the performance of IBT's obligations hereunder with any affiliate of IBT or any one or more persons who are not affiliates of IBT; provided, however, that IBT shall not enter into any such subcontract with a non-affiliate unless the Trustees of the Company shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that, unless the Company otherwise expressly agrees in writing, IBT shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

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        8. Confidentiality. IBT and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

        9. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        10. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and IBT shall be 89 South Street, P.O. Box 1537, Boston, Massachusetts 02205-1537. Copies of all notices under this Agreement shall be telecopied or mailed postage-paid to Union Bank of Switzerland (New York Branch), 299 Park Avenue, 40th floor, New York, New York 10171-0026, attention: General Counsel, with an additional copy to Richard A. Fabietti at Union Bank of Switzerland (New York Branch), 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

        11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                    UBS PRIVATE INVESTOR FUNDS, INC.

                                    By
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                                           Timothy P. Sullivan
                                           President

                                    INVESTORS BANK & TRUST COMPANY

                                    By
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